UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 19, 2014 (September 15, 2014)

HERTZ GLOBAL HOLDINGS, INC.
THE HERTZ CORPORATION
(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33139 001-07541	20-3530539 13-1938568
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

999 Vanderbilt Beach Road, 3rd Floor
Naples, Florida 34108
999 Vanderbilt Beach Road, 3rd Floor
Naples, Florida 34108
(Address of principal executive offices, including zip code)

(239) 552-5800
(239) 552-5800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As previously disclosed, Hertz Global Holdings, Inc. (“Hertz”) announced on September 8, 2014 that Mark Frissora has stepped down for personal reasons as Hertz’s and its wholly-owned subsidiary The Hertz Corporation’s (together with Hertz, the “Companies”) Chairman and Chief Executive Officer and as a member of the Companies’ Board of Directors, effective as of September 7, 2014.

In connection with Mr. Frissora’s resignation, Mr. Frissora and the Companies entered into a mutually agreed Separation and General Release (the “Separation Agreement”) dated September 15, 2014 pursuant to which they agreed to treat his separation as a termination “without cause” (within the meaning of the Amended and Restated Employment Agreement, dated as of December 31, 2008, between Hertz and Mr. Frissora (the “Employment Agreement”)).  Pursuant to the Separation Agreement, the Companies have agreed to provide Mr. Frissora with the following:

●
Accrued Obligations and Vested Benefits:  All accrued but unpaid obligations through September 15, 2014 (the “Separation Date”), including salary, reimbursement of business expenses and payment for earned but unused vacation days.  Mr. Frissora will also receive payments under the Companies’ plans (including equity plans) in which Mr. Frissora is vested as of the Separation Date (in accordance with the terms of such plans).

●	Cash Payment: Cash payments in the aggregate amount of $10,496,835, which is equal to two and a half times the sum of Mr. Frissora’s base salary plus his annual bonus for 2013.
●
2014 Pro Rata Bonus: Eligibility for 68% of the 2014 bonus to which Mr. Frissora otherwise would have been entitled (determined based on the Companies’ actual performance in respect of 2014 and Mr. Frissora’s individual performance modifier deemed achieved at target), payable in accordance with the bonus plan.

●
Options:  All of Mr. Frissora’s outstanding options that are vested as of the Separation Date will be exercisable through the 90th day following the date on which the Companies have filed all required reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 (including, for the avoidance of doubt, amendment #2 to its annual report on Form 10-K for the year ended December 31, 2013).

●
Continued Benefits: Car privileges and reimbursement of certain medical and health care coverage costs for a period of twenty-four months from the Separation Date.  Mr. Frissora will also be eligible following the Separation Date to participate in the Companies’ post-retirement assigned car benefit plan pursuant to the terms of such plan.

●	Miscellaneous: Continued rights to indemnification and insurance, as well as excise tax protection, in accordance with the terms of the Employment Agreement.

As a condition to receiving the separation payments and benefits described above, Mr. Frissora has executed a release and waiver of claims in favor of the Companies, and has agreed to a three-year post-employment cooperation covenant, as well as to subject his separation payments and benefits to complete or partial claw back and other compensation recovery pursuant to the Companies’ policies under the terms of the Separation Agreement. Mr. Frissora also will continue to be subject to two-year post-employment covenants not to compete and not to solicit employees or clients of the Companies, and both parties have agreed to a mutual non-disparagement covenant.

The foregoing summary description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description

10.1	Separation Agreement and General Release, dated as of September 15, 2014, by and between Mark Frissora, Hertz Global Holdings, Inc. and The Hertz Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(Registrant)

By:	/s/ J. Jeffrey Zimmerman
Name: J. Jeffrey Zimmerman
Title: Executive Vice President, General Counsel & Secretary

Date: September 19, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated as of September 15, 2014, by and between Mark Frissora, Hertz Global Holdings, Inc. and The Hertz Corporation